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                                                                    EXHIBIT 21.1


                        SUBSIDIARIES OF THE REGISTRANT


SUBSIDIARY                                              PLACE OF INCORPORATION
----------                                              ----------------------

Ticketmaster Multimedia Holdings, Inc.                  Delaware

Match.com, Inc.                                         Delaware

Cityauction, Inc.                                       California

2b Technology, Inc.                                     Virginia

Sidewalk.com, Inc.                                      Nevada

TicketWeb, Inc.                                         Delaware

Citysearch Canada Inc.                                  Ontario, Canada

Ticketmaster Online-Citysearch Canada, Ltd.             Ontario, Canada

Ticketmaster Online-Citysearch UK Limited               United Kingdom

Ticketweb (UK) Ltd. (wholly-owned through               United Kingdom
  TicketWeb, Inc.